Exhibit 10.1

EXECUTION VERSION

transition Services Agreement

This Transition Services Agreement (together with the Exhibits hereto, this “Agreement”), is made as of the 22nd day of August, 2014, by and between Astrotech Corporation, a Washington corporation (“ASTC”), Elroy Acquisition Company, LLC, a Delaware limited liability company (“Buyer”) and Lockheed Martin Corporation (“Lockheed Martin”). ASTC, Buyer and Lockheed Martin are sometimes referred to herein as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, together with certain of their respective Affiliates, Buyer and ASTC are parties to an Asset Purchase Agreement dated as of May 28, 2014 (the “Asset Purchase Agreement”), pursuant to which, among other things, ASTC, its subsidiary Astrotech Space Operations, Inc., a Delaware corporation (“ASO”), and ASO’s subsidiary Astrotech Florida Holdings, Inc., a Florida corporation, have agreed to transfer, sell, convey, assign and deliver to Buyer all of the assets held, owned or used to conduct the ASO Business and to assign to Buyer certain specified liabilities associated with the ASO Business, and Buyer has agreed to receive such assets and assume such liabilities;

WHEREAS, pursuant to Section 10.02(k) of the Asset Purchase Agreement, as a condition to the closing of the transactions contemplated thereby (the “Closing”), each Party has agreed to provide to the other Party during the term of this Agreement certain services of a type provided by or for the ASO Business as of immediately prior to the Closing, in accordance with terms and conditions of the Asset Purchase Agreement; and

WHEREAS, ASTC and Buyer desire to enter into this Agreement simultaneously with the Closing;

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements of the Parties contained herein, payment by the applicable Service Recipient of consideration contemplated hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01      Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings given to them in the Asset Purchase Agreement. As used in this Agreement, the following terms have the meanings set forth below:

(a)      “ASTC Services” has the meaning set forth in Section 2.01(a).

(b)      “Buyer Services” has the meaning set forth in Section 2.01(a).

(c)       “Other Services” has the meaning set forth in Section 2.01(b).

(d)       “Proprietary Information” means all proprietary, confidential and/or trade secret information that relates to and is disclosed by a Party or its Affiliates (the “Originating Party”) to the other Party (the “Information Recipient”) under or in connection with this Agreement.

(e)       “Providing Party” means the Party providing or performing a Service or Services under this Agreement, whether directly or through an Affiliate or a third party provider.

(f)        “Service” has the meaning set forth in Section 2.01(a).

(g)       “Service Recipient” means the Party receiving a Service or Services under this Agreement.

ARTICLE II
Services

Section 2.01      The Services.

(a)       Services. On the terms and subject to the conditions set forth in this Agreement, ASTC agrees to perform for Buyer those services identified in Exhibit A (the “ASTC Services”) and Buyer agrees to perform for ASTC those services identified in Exhibit B (the “Buyer Services,” and each Buyer Service or ASTC Service, a “Service”), in each case for the period set forth in Section 5.01 of this Agreement, as applicable. To the extent reasonably necessary or helpful to deliver the applicable Services to the Service Recipient hereunder, the Providing Party may provide Services through one (1) or more of its Affiliates. Nothing in this Agreement shall require or be interpreted to require the Providing Party or its Affiliates to provide a Service to the Service Recipient beyond the scope and content of such Service as provided by or for the ASO Business immediately prior to the Closing.

(b)       Other Services. From time to time, either Party may find it desirable to request, in addition to the Services identified in Exhibit A and Exhibit B, that certain other services be made available by the Providing Party (“Other Services”). The Parties shall, in good faith, discuss such request and negotiate in good faith the terms of providing such Other Services. The provision, if at all, of any Other Services shall be on the terms and conditions agreed upon in writing between the Parties. Exhibit A and Exhibit B, as applicable, shall be amended from time to time to include any Other Services (and the terms and conditions on which they will be provided) agreed to in writing by the Parties. For the avoidance of doubt, any Other Services agreed to and included in Exhibit A or Exhibit B, as applicable, as amended, shall constitute “Services” hereunder.

(c)       Access to Employees. Without limiting the provisions of Section 2.01(a) above and Exhibit A and Exhibit B hereto, during the applicable period set forth in Section 5.01 of this Agreement, the Providing Party and/or its Affiliates shall provide the Service Recipient with (and the term “Services” shall include) reasonable access to, in the case of the Buyer Services, employees of the ASO Business and other personnel of Buyer and/or its Affiliates and, in the case of the ASTC Services, employees of ASTC and other personnel of ASTC and/or its Affiliates, for purposes of discussing and resolving issues and concerns relating to the Buyer Services or the ASTC Services, respectively.

(d)       Standard of Performance. Subject to Applicable Law and applicable contractual obligations, the Providing Party shall provide the applicable Services with substantially the same timeliness, quality and standard of care as such Services generally were performed by or for the ASO Business immediately prior to the Closing. The Providing Party shall be responsible for obtaining any third party licenses or other rights necessary for the provision of the applicable Services in accordance with this Agreement. In no case shall the Providing Party be held liable under this Agreement for damages, losses or expenses suffered by the Service Recipient or any third party as a result of the performance of any Service by the Providing Party (including any services related to training or legal advice) so long as such Service was provided in accordance with the standard of care set forth in this Section 2.01(d), unless such damages, losses or expenses are caused by or arise out of the gross negligence of the Providing Party.

(e)       Temporary Suspension; Modification or Termination of Services. The Providing Party shall have the right from time to time to shut down temporarily or suspend the operation of the systems or facilities providing any Service for modification, upgrade, maintenance or security purposes whenever in its good faith judgment such action is necessary, consistent with past practice (except in the event of any emergency situation, in which case the Providing Party shall be permitted to take such action in its reasonable discretion), and shall be relieved of its obligations to provide Services during the period that its systems or facilities are shut down or suspended. The Providing Party shall notify the Service Recipient in advance of any such shut downs or suspensions, to the extent reasonably practicable, and shall use reasonable commercial efforts to minimize any disruptions to the operation of the ASO Business or ASTC, as applicable, which shall include promptly providing the required Services upon continuation of operation of the systems or facilities providing such Services. The Providing Party shall also have the right to terminate, upgrade or replace any individual Service if such Party is terminating, upgrading or replacing such Service to its business units or Affiliates in general; provided that such Providing Party shall notify the Service Recipient in advance of any such termination, upgrade or replacement, to the extent reasonably practicable.

Section 2.02      Policies and Procedures; Use of Services. The Service Recipient shall adhere to applicable Providing Party policies and procedures relevant to the Services. The Service Recipient shall use the Services only for substantially the same purpose and in substantially the same manner as the ASO Business or ASTC or its Affiliates, as applicable, has used such Services prior to the Closing.

Section 2.03      Cooperation; Information. The Service Recipient agrees to cooperate as reasonably requested by the Providing Party to assist the Providing Party in performing the applicable Services. The Service Recipient shall provide to the Providing Party, or any Affiliate or designated third party provider engaged by the Providing Party to perform particular Services, from time to time, such directions, documentation and information as may reasonably be requested by such Providing Party or its Affiliate or designated third party, on a timely basis in a format and in the level of detail reasonably acceptable to such Providing Party or its Affiliate or designated third party provider to enable such Provider Party or its Affiliate or designated third party provider to provide Services under this Agreement, subject in all cases to Applicable Law.

Section 2.04      Priorities. If there is an unavoidable conflict between the immediate needs of the Providing Party and those of the Service Recipient as to the use of or access to a particular Service provided by the Providing Party, Providing Party shall have the right, in its sole discretion, to establish reasonable priorities, at particular times and under particular circumstances, as between the Providing Party and the Service Recipient. In any such situation, the Providing Party shall provide notice to the Service Recipient of the establishment of such priorities at the earliest practicable time.

ARTICLE III
CONSIDERATION

Section 3.01      Consideration; Reimbursements. The Service Recipient shall pay the Providing Party, in consideration for Services provided by the Providing Party hereunder, on a time and materials basis in accordance with the fee schedule set forth in the Letter Agreement Concerning TSA Fees, dated the date hereof, among the Parties.

Section 3.02      Out-of-Pocket Expenses. The Service Recipient shall pay the Providing Party such amounts as may be necessary to reimburse the Providing Party and its Affiliates for reasonable out-of-pocket expenses actually incurred by the Providing Party or its Affiliates in performing the applicable Services. The Service Recipient shall, upon request of the Providing Party, prefund any such out-of-pocket expenses to be incurred by the Providing Party hereunder. For the avoidance of doubt, the Service Recipient is not required to pay any out-of-pocket expenses payable pursuant to this Section 3.02 to the extent included in amounts otherwise charged to the Service Recipient pursuant to Section 3.01.

Section 3.03      Invoices. The Providing Party shall bill the Service Recipient on a monthly basis for Services provided under this Agreement and for the Providing Party’s reimbursable out-of-pocket expenses in connection therewith as further set forth in this Agreement. Each monthly invoice shall (a) set forth each Service performed, identifying in respect of such Services the amount of time spent, the person or entity performing the Service and the total cost, and (b) include reasonable supporting documentation of the Providing Party’s reimbursable out-of-pocket expenses in connection with any applicable Services. The Service Recipient shall pay the amount of each invoice in immediately available funds within 30 days of the date thereof. If any amounts due hereunder have not been received by the due date, the overdue amounts shall bear interest thereon from the due date at a rate calculated daily on the basis of a year of 365/366 days using the per annum prime interest rate published from time to time in the Wall Street Journal (online version) plus two (2) percentage points until received, and the Service Recipient shall pay, as additional fees, all reasonable costs and expenses incurred by the Providing Party in attempting to collect and collecting the amounts due under this Section 3.03, including all reasonable attorneys’ fees and expenses.

Section 3.04      Taxes. The Service Recipient shall pay all foreign, U.S. federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs arising as a result of or in connection with the provision of any Service; provided, however, that neither Party shall be liable for Income Taxes of the other Party or any of its Affiliates.

Section 3.05      Records. The Providing Party shall keep reasonable and accurate records pertaining to the amounts billed to the Service Recipient under this Agreement in accordance with Applicable Law. The Providing Party shall provide the Service Recipient with access (to the extent permitted by Applicable Law) to such records during normal business hours and upon reasonable advance notice during the term of this Agreement to the extent reasonably necessary to allow the other Party to audit the amount billed under this Agreement.

ARTICLE IV
Force Majeure

Section 4.01      Force Majeure. Neither Party shall be liable for any loss or damage whatsoever arising out of any delay or failure in the performance of its obligations under this Agreement to the extent such delay or failure results from events beyond the control of such Party, including acts of God, acts or regulations of any Governmental Authority, war, accident, fire, flood, strikes, industrial disputes or shortages of fuel (each, a “Force Majeure Event”). The Providing Party shall use reasonable commercial efforts, including in accordance with its business continuity and disaster recovery plans, to restore as soon as reasonably practicable any applicable Services not being provided due to a Force Majeure Event.

ARTICLE V
TERM AND TERMINATION

Section 5.01      Term. This Agreement is effective as of the date first above written and, unless earlier terminated pursuant to the terms hereof, shall continue in effect for one (1) year with respect to the ASTC Services and for six (6) months with respect to the Buyer Services other than the 2014 401(k) Audit Service (as defined in Exhibit B hereto), which shall continue in effect until August 31, 2015 (each such term, as applicable to the ASTC Services or Buyer Services, the “Initial Term”); provided that either Party shall have the unilateral right, with 30 days’ advance written notice to the Providing Party, to extend the term of this Agreement for one (1) year with respect to the Services provided by the other Party hereunder, subject to a 20% increase in consideration as set forth in the Letter Agreement Concerning TSA Fees, dated the date hereof (each such extended term, as it may be applicable to the ASTC Services or Buyer Services, the “Extended Term”); provided further, however, that each Party shall use commercially reasonable efforts to terminate each Service as soon as reasonably practicable (or as set forth in Exhibit B hereto, as applicable). Notwithstanding the term of any individual Service set forth in this Section 5.01 and for the avoidance of doubt, this Agreement shall terminate in its entirety upon the latest expiration of any term of Service as such term may be extended in accordance with this Section 5.01.

Section 5.02      Partial Termination. The Service Recipient may discontinue one (1) or more particular Services provided by the Providing Party from time to time during the term of this Agreement by delivering to the other Party a 30-day advance written notice of termination thereof; provided that notwithstanding the foregoing, no termination of any Service shall relieve the Service Recipient of its obligation to pay the Providing Party for Services rendered and out-

of-pocket expenses incurred in connection therewith prior to termination. Notwithstanding the foregoing, the Providing Party may terminate any Service provided by such Party, effective immediately upon delivery of notice to the Service Recipient, if the provision or receipt of such Service is prohibited by Applicable Law, subjects the Providing Party or any of its Affiliates to material increased regulation by any Governmental Authority or requires the Providing Party or any of its Affiliates to obtain any material license or permit not otherwise required to be obtained by such Party in connection with its other businesses.

Section 5.03      Termination of Entire Agreement. Each Party shall have the right to terminate this Agreement effective upon delivery of notice to the other Party if the other Party: (a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 60 days; or (b) materially defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied within 60 days after written notice of such default by the non-breaching Party.

Section 5.04      Termination or Suspension of Services. The Providing Party’s obligations to perform Services under this Agreement are conditioned upon the Service Recipient complying at all times with its covenants and obligations in this Agreement. If at any time the Service Recipient shall not be in material compliance with its covenants and obligations applicable hereunder in its capacity as Service Recipient, the Providing Party may terminate or suspend performance of any Services affected by or related to such noncompliance.

Section 5.05      Procedures on Termination. Following any termination of this Agreement in whole or in part, each Party shall provide reasonable cooperation to the other Party in connection with the cessation of the provision of Services hereunder to minimize disruption to the Service Recipient; provided that this Section 5.05 shall not require either Party to provide Services beyond the termination of such Service or this Agreement or to incur any unreimbursed costs or expenses. Termination of this Agreement shall not affect any right to payment for Services provided prior to termination.

Section 5.06      Survival. The provisions of the following Article and Sections shall survive any termination of this Agreement: ARTICLE III (Consideration), Section 5.05 (Procedures on Termination), this Section 5.06, Section 6.01 (Liability), Section 6.04 (Indemnification), Section 7.01 (Confidentiality), Section 8.03 (Transaction Costs), Section 8.06 (Entire Agreement), Section 8.07 (Governing Law) and Section 8.08 (Jurisdiction).

ARTICLE VI
LIABILITY AND INDEMNIFICATION

Section 6.01      Liability. The Providing Party shall not incur any liability whatsoever, whether in negligence, breach of contract or otherwise, for any Damages suffered or incurred by the Service Recipient or any other Person arising out of or in connection with the rendering of a Service or any failure to provide a Service, except to the extent such liability arises out of the Providing Party’s willful misconduct or gross negligence. The Service Recipient hereby releases the Providing Party, its Affiliates and its Representatives from liability for any act done or omitted to be done by the Providing Party in connection with this Agreement other than an act or omission caused by the Providing Party’s willful misconduct or gross negligence.

Section 6.02      Disclaimer. THE WARRANTIES, CONDITIONS, REPRESENTATIONS, OBLIGATIONS AND LIABILITIES OF THE PROVIDING PARTY AND THE REMEDIES OF THE RECIPIENT PARTY, IN EACH CASE SET FORTH IN THIS AGREEMENT, ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND THE SERVICE RECIPIENT PARTY HEREBY WAIVES, RELEASES AND RENOUNCES, ALL OTHER WARRANTIES, OBLIGATIONS AND LIABILITIES OF THE PROVIDING PARTIES, AND ANY OTHER RIGHTS, CLAIMS AND REMEDIES OF THE SERVICE RECIPIENT AGAINST THE PROVIDING PARTY OR ANY OF ITS AFFILIATES, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO ANY NONCONFORMANCE OR DEFECT IN ANY OF THE SERVICES, TRAINING, DATA, DOCUMENTATION OR OTHER THINGS PROVIDED UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO:

(a)       ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS;

(b)      ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE; OR

(c)      ANY OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF EITHER PARTY.

Section 6.03      Limitation of Remedies. NEITHER PARTY SHALL HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER WITH RESPECT TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT (INCLUDING ACTIVE, PASSIVE OR IMPUTED NEGLIGENCE) OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS AND OPPORTUNITY COSTS, WHETHER FORESEEABLE OR NOT.

Section 6.04      Indemnification. Without limiting the rights of either Party under the Asset Purchase Agreement and notwithstanding any of the limitations or other provisions of this Article VI, (a) ASTC hereby indemnifies each of Buyer, its Affiliates and its Representatives (together with their respective successors and assigns) against, and agrees to defend and hold them harmless from, any and all Damages suffered by any of them arising out of, resulting from or related to the rendering of a Buyer Service or any failure to provide a Buyer Service, except to the extent that such Damages are caused by the willful misconduct or gross negligence of Buyer or any of its Affiliates, and (b) Buyer hereby indemnifies each of ASTC, its Affiliates and its Representatives (together with their respective successors and assigns) against, and agrees to defend and hold them harmless from, any and all Damages suffered by any of them arising out of, resulting from or related to the rendering of an ASTC Service or any failure to provide an ASTC Service, except to the extent that such Damages are caused by the willful misconduct or gross negligence of ASTC or any of its Affiliates.

ARTICLE VII
COVENANTS AND AGREEMENTS

Section 7.01         Confidentiality.

(a)          Disclosure and Use. The Information Recipient: (i) shall (and shall cause its Representatives and Affiliates to) treat and hold as confidential all Proprietary Information received from the Originating Party; (ii) shall not (and shall cause its Representatives and Affiliates not to) disclose to any Person, publish or make publicly available any Proprietary Information received from the Originating Party; (iii) shall (and shall cause its Representatives and Affiliates to) use Proprietary Information received from the Originating Party solely in connection with the performance of its obligations under this Agreement; and (iv) shall (and shall cause its Representatives and Affiliates to) hold as confidential all employment records and personal information, including, but not limited to, information required to be kept confidential under Applicable Law.  Such employment records and personal information may be disclosed only (y) as necessary to implement routine employment processes, employment verification, and payroll operations, or (z) with the relevant individual’s consent.

(b)          Exceptions. This Agreement shall not restrict disclosure or use of Proprietary Information that:

(i)          appears in issued patents, published patent applications or other publications which are generally available to the public;

(ii)         is or becomes publicly available other than as a result of an unauthorized disclosure by the Information Recipient or its Representatives or Affiliates;

(iii)        is or becomes available to the Information Recipient on a non-confidential basis from a source that, to the Information Recipient’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or

(iv)        is or has been independently developed by the Information Recipient as evidenced by written documentation;

provided that information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain, unless the information itself is in the public domain.

(c)          Disclosures Required by Applicable Law. In addition to the foregoing exceptions, in the event the Information Recipient is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any Proprietary Information, then the Information Recipient shall, if not legally prohibited, notify the Originating Party promptly of the request or requirement so that the Information Recipient, at its expense, may (i) seek an appropriate protective order or (ii) waive compliance with this Section 7.01. If, in the absence of a protective order or receipt of a waiver hereunder, the Information Recipient is, on the advice of counsel, required to disclose such Proprietary Information, the Information

Recipient may so disclose the information; provided that the Information Recipient shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such information.

(d)          No Other Rights Granted. Proprietary Information shall remain the property of the Originating Party. Except for the rights expressly granted under this Agreement or the other Transaction Documents, neither this Agreement nor disclosure of Proprietary Information hereunder shall be construed as granting any right or license under any trade secrets, copyrights, inventions, patents or other Intellectual Property now or hereafter owned or controlled by either Party.

(e)          Wind-up Activities. Upon completion or termination of the Services and unless instructed to do otherwise by the Originating Party, the Information Recipient shall use good faith, reasonable commercial efforts to cease use of and destroy all of the Proprietary Information, if any, received from the Originating Party pursuant to this Agreement. The Originating Party may request, within 30 days after termination of this Agreement, and the Information Recipient shall provide, written certification of the destruction. Notwithstanding the foregoing, each Party may retain one (1) copy of each permanent record of the Proprietary Information disclosed to it under this Agreement solely as a record of the disclosure. In the event that information not related to the ASO Business is discovered by Buyer or its Affiliates or information not related to ASTC is discovered by ASTC or its Affiliates, such Party shall contact the other Party for instructions as to the disposition of that information and protect that information at the level of “Proprietary Information” in accordance with this Section 7.01.

(f)          Protection of Systems. The Service Recipient agrees that, to the extent the Providing Party provides access to any of its or its Affiliates’ systems to the Service Recipient, the Service Recipient shall use the Providing Party’s and its Affiliates’ systems to access data, documents, drawings and computer software only to the extent necessary for the Service Recipient’s use of the Services in accordance with this Agreement, and that the Service Recipient shall not access any other data, documents, drawings or computer software. This restriction applies to viewing, approving and modifying of data.

(g)          Non-Exclusive. The rights and obligations of the Parties set forth in this Section 7.01 are in addition to any additional or supplemental agreements with respect to confidentiality or protection of proprietary information that may be agreed between the Parties.

Section 7.02         Ownership of Intellectual Property. To the extent the Providing Party or its Affiliates, in connection with the performance of any Service hereunder, develops, conceives or generates any invention, discovery, improvement, maskwork, patent, work of authorship or other Intellectual Property, or any proprietary, confidential or trade secret data, all right, title and interest in and to such inventions, discoveries, improvements, maskworks, patents and other Intellectual Property and such proprietary, confidential or trade secret data will be owned solely by the Providing Party or its respective Affiliates, as the case may be, notwithstanding its development in connection with performance of Services under this Agreement and the Service Recipient shall not have any rights therein or thereto.

Section 7.03         Equipment and Network Access. The Parties agree that, if any equipment included among the Transferred Assets will remain connected to ASTC’s network during the term of this Agreement, then ASTC will continue to have operational control of such equipment for so long as such equipment remains connected to ASTC’s network. Such equipment shall not be connected to Buyer Companies’ networks during such period. The Parties agree that use of, and access related to, such equipment shall be subject to all applicable ASTC computing security policies while it is part of ASTC’s network, including policies concerning electronic access by Buyer Companies. ASTC will control electronic access to the equipment by issuing accounts to a limited number of Buyer personnel who need to access the information on the network for purposes of transition, or for purposes associated with ASTC Services. Buyer will take reasonably necessary and appropriate measures to assure that its and Buyer Companies’ personnel utilize such access consistent with restrictions placed on their individual network access account. Buyer also agrees to cooperate reasonably with any ASTC investigation of a suspected or detected breach of security or incident of misuse.

ARTICLE VIII
MISCELLANEOUS

Section 8.01         Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Buyer or Lockheed Martin, to:	Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
Attn: Senior Vice President, General Counsel and
Corporate Secretary
Telecopy: (301) 897-6013

with copies (which shall not constitute notice) to:	Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817
Attn: Director of Corporate Development
Telecopy: (301) 897-6557

and

Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Attn: David A. Gibbons
Telecopy: (410) 659-2701

if to ASTC, to:	c/o Astrotech Corporation
401 Congress Avenue, Suite 1650
Austin, Texas 78701

Attn: Eric Stober, Chief Financial Officer
Email: estober@astrotechcorp.com

with a copy (which shall not constitute notice) to:	Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attn: John R. Hempill
Email: jhempill@sheppardmullin.com

or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for the purpose by notice to the other Parties. Each such notice, request or other communication shall be effective: (a) on the day delivered (or if that day is not a Business Day, or if delivered after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day) when (i) delivered personally against receipt or (ii) sent by overnight courier; (b) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, or if after 5:00 p.m. Eastern time on a Business Day, on the first following day that is a Business Day); or (c) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 8.01.

Section 8.02         Amendments; Waivers.

(a)          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)          No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any term, covenant or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term or condition. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 8.03         Transaction Costs. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation and negotiation of this Agreement shall be paid by the Party incurring such cost and expense.

Section 8.04         Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided herein, no Party may assign, delegate or otherwise transfer, directly or indirectly, in whole or in part, any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that Buyer may transfer or assign any or all of its rights, interests and obligations under this Agreement to one (1) or more of its Affiliates without ASTC’s prior written consent. Notwithstanding the foregoing, no assignment, delegation or other transfer of rights under this Agreement shall relieve the assignor of any liability or obligation hereunder or modify the rights of the Parties hereunder. Any attempted assignment, delegation or transfer in violation of this Section 8.04 shall be null and void.

Section 8.05         Construction. As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural. References in this Agreement to a Party or other Person include their respective successors and assigns. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears. Unless the context otherwise requires, references in this Agreement to Articles, Sections and the Exhibits shall be deemed references to Articles and Sections of and the Exhibits to this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision hereof or the Exhibits hereto. Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.” With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement. All references in this Agreement to “dollars” or “$” shall mean United States dollars. Any period of time hereunder ending on a day that is not a Business Day shall be extended to the next Business Day.

Section 8.06         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. In the event of any conflict between any provision of this Agreement and any provision of the Exhibits hereto, the provision set forth in the Exhibits shall govern.

Section 8.07         Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware (without regard to the choice of law provisions thereof).

Section 8.08         Jurisdiction. Any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall be brought in the United States District Court for the District of Delaware (or, if subject matter jurisdiction is unavailable, in the state courts of the State of Delaware), and each of the Parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such Proceeding and waives any objection to venue laid therein. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the State of Delaware. Without limiting the foregoing, ASTC and Buyer agree that service of process upon such Party at the address referred to in Section 8.01, together with written notice of such service to such Party, shall be deemed effective service of process upon such Party. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING (INCLUDING ANY COUNTERCLAIM) ARISING OUT OF OR BASED UPON THIS AGREEMENT.

Section 8.09         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or PDF), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall not become effective until and unless each Party has received a counterpart hereof signed by the other Party.

Section 8.10         Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. The application of such invalid or unenforceable provision to Persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by Applicable Law. To the extent any provision of this Agreement is determined to be prohibited or unenforceable in any jurisdiction, ASTC and Buyer agree that this Agreement should be read, insofar as practicable, to implement the purposes and intent of the prohibited or unenforceable provision.

Section 8.11         Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

Section 8.12         Disclaimer of Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either Party an agent of the other Party in the conduct of such Party’s business or to create a partnership or joint venture between the Parties.

Section 8.13         Transaction Document. For the avoidance of doubt, the Parties acknowledge and agree that this Agreement shall be considered a Transaction Document under the Asset Purchase Agreement; provided that, for purposes of this Agreement only, Section 8.14 shall govern the guaranty obligations of Lockheed Martin and the provisions set forth in Section 13.14 of the Asset Purchase Agreement shall not apply. Guaranty. Lockheed Martin hereby guarantees to ASTC, as and for its own obligation (and not merely as a surety) the full and prompt payment when due of Buyer’s financial obligations under this Agreement (collectively, the “Financial Obligations Payments”). In the event that Buyer fails to make a Financial Obligations Payment in accordance with its obligations under ARTICLE III (Consideration) and Section D of Exhibit A (Cash Management Services), ASTC shall provide to Buyer written notice of such failure. If Buyer has not made such Financial Obligation Payment within two (2) Business Days of receiving such notice from ASTC, ASTC shall have the right to notify Lockheed Martin that such Financial Obligations Payment has not been made, and Lockheed Martin shall, on the same terms and subject to the same conditions as set forth in this Agreement with respect to Buyer’s obligation in respect of any such Financial Obligations Payment, pay the Financial Obligations Payment due and owing to ASTC. Lockheed Martin shall make all payments hereunder without setoff or counterclaim.

[Signature page follows]

IN WITNESS WHEREOF, the Parties caused this Agreement to be duly executed by their respective authorized representatives on the day and year first above written.

ASTROTECH CORPORATION

By:	/s/ Thomas B. Pickens III
Name: Thomas B. Pickens III
Title: Chief Executive Officer

ELROY ACQUISITION COMPANY, LLC

By:	/s/ Susan E. Costlow
Name: Susan E. Costlow
Title: Vice President

LOCKHEED MARTIN CORPORATION

By:	/s/ Marcus B. Ide
Name: Marcus B. Ide
Title: Vice President, Treasury

[Signature Page to Transition Services Agreement]

EXHIBIT A

ASTC SERVICES

A.           Benefit Administrative Services

1.          Covered Services. ASTC shall provide (or cause its Affiliates who provided such Services to the ASO Business prior to Closing to provide) to Buyer, for the transition of the Covered Plans (as defined below) such services (the “Benefit Administrative Services”) provided by ASTC and its Affiliates to the ASO Business with respect to the Covered Plans as of immediately prior to the Closing Date. Buyer shall enter into plans and contracts with third party providers (“Mirror Plans”) that it deems necessary and appropriate to provide benefits to the Covered Employees as provided in Exhibit D of the Asset Purchase Agreement. ASTC shall not be responsible for maintaining any Mirror Plans. ASTC shall cooperate with Buyer and use its best efforts to assist Buyer in obtaining Mirror Plans. ASTC shall provide the Benefit Administrative Services solely with respect to (i) the Transferred Employees, and (ii) employees that are hired by the ASO Business during the term of this Agreement (together with the Transferred Employees, the “Covered Employees”).

“Covered Plans” means the following Employee Plans: Astrotech 401(k) Employee Savings Plan; United Healthcare Texas – Insurance Choice Plus Premier – 25/1000/80% Plan 2T4; United Healthcare Texas – Insurance Choice Plus HSA – 3000/100% Plan 2JZ; Astrotech Corporation Cafeteria Plan; Health Flexible Spending Account; Limited Purpose Health Flexible Spending Account; Dependent Care Flexible Spending Account; Astrotech Corporation Group Dental Insurance Plan through Sun Life Assurance Company of Canada; Astrotech Corp. Group Vision Care Plan through Vision Service Plan Insurance Company; Astrotech Corporation Employee Basic Life, Employee Basic Accidental Death and Dismemberment, Employee Optional Life, Dependent Optional Life, Short Term Disability Income and Long Term Disability Income Insurance Plan through Sun Life Assurance Company of Canada; Astrotech Corporation Employee Assistance Program through Sun Life Assurance Company of Canada.

2.          Plan Sponsorship. Buyer shall at all times be the plan sponsor, plan administrator, and named fiduciary (as those terms are defined under ERISA) with respect to the Mirror Plans and Covered Employees, as provided in such plans. Accordingly, Buyer shall be responsible for any documentation and acts necessary or appropriate to establish and adopt Mirror Plans effective as soon as practicable following the Closing Date.

B.           HR/Payroll Support Services

ASTC shall provide (or cause its Affiliates who provided such Services to the ASO Business prior to Closing to provide) to Buyer support for the ASO Business with respect to the following matters (collectively, the “HR/Payroll Support Services”): limited provision of EEO data during the time ASTC is providing payroll services; payroll funding; payroll processing and reporting; payroll-related cash management operations; payroll-related tax collection; payroll remittance and reporting; payroll-related year-end processing and tax reporting (including, but

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not limited to; W-2/W-2c and Patient Protection and Affordable Care Act reporting); payroll accounting; billing and administration (base pay only for expats); payroll deduction data feeds to downstream benefits vendors, payroll time and attendance and payroll labor costing; and travel expense/reimbursement and related operational activities. ASTC shall provide the HR/Payroll Support Services solely with respect to the Covered Employees. For the avoidance of doubt, any payables pursuant to this Section B shall constitute Payable Amounts or Other Payables (each as defined below) and paid in accordance with the provisions of Section D.

C.           Transition Support Services

1.          Transition of Benefit Administrative Services. During the term of this Agreement, it is understood that Buyer will migrate the Benefit Administrative Services provided by ASTC, and data related thereto, to Buyer’s own resources, which may include utilizing a third party provider selected by Buyer. Upon Buyer’s request, ASTC shall provide advice and assistance to Buyer in connection with such migration of the Benefit Administrative Services and data related thereto (the “Benefit Transition Support Services”). ASTC shall provide the Benefit Transition Support Services solely with respect to Covered Employees.

2.          Transition of HR/Payroll Support Services. During the term of this Agreement, Buyer will migrate the HR/Payroll Support Services provided by ASTC, and data related thereto, to Buyer’s own resources, which may include utilizing a third party provider selected by Buyer. Upon Buyer’s request, ASTC shall provide advice and assistance to Buyer in connection with such migration of the HR/Payroll Support Services and data related thereto (the “HR/Payroll Transition Support Services”). ASTC shall provide the HR/Payroll Transition Support Services solely with respect to Covered Employees.

3.          Data Migration Services.

i.            ASTC shall continue to provide data hosting services, including financial applications and Controlled Documentation Management System, or CDMS, until new independent servers and applications are fully transitioned. ASTC shall support the data migration from ASTC servers/systems to new Buyer servers/systems. ASTC shall destroy or cause to be destroyed all data remaining on its servers/systems once such data has been successfully migrated and, following such successful completion, ASTC shall provide written confirmation to Buyer that all such data has been destroyed.

ii.         During the term of this Agreement, Buyer will migrate certain other ASTC systems and data to Buyer’s own resources, which may include utilizing a third party provider selected by Buyer. Upon Buyer’s request, ASTC shall provide advice and assistance to Buyer in connection with such migration and the related integration of ASTC’s systems with Buyer’s systems. Such migration may include, without limitation, systems and data related to procurement, contracts, supply chain, travel, and general ledger.

4.          Cooperation. The Parties agree to cooperate in good faith in the exchange and discussion of documentation necessary to promote the understanding by Buyer of the

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functionality and interfaces of the shared systems that it shall be required to replace when the applicable transition support services provided in this Section C terminate.

D.           Cash Management Services

1.          Cash Management Services. ASTC shall provide (or cause its Affiliates who provided such services to the ASO Business prior to Closing to provide) to Buyer, the following Services (collectively, the “Cash Management Services”) in the same manner as historically provided by ASTC and its Affiliates to the ASO Business as of immediately prior to the Closing Date on the terms and conditions contemplated herein:

i.            Billing and Collection Services. ASTC shall perform billing and collection services with respect to accounts receivable under Contracts of the ASO Business that are processed through the financial systems of ASTC and its Affiliates, as applicable (the “Financial Systems”) in each case in accordance with past practice of the ASO Business as performed by ASTC and its Affiliates prior to Closing (the “Billing and Collection Services”). Accounts receivable payments billed and collected by ASTC shall be paid into bank accounts of ASTC or of Buyer, as may be specified for individual Contracts in the Financial Systems. With respect to any amounts paid into the accounts of ASTC or its Affiliates under the Subject Contracts (as such term is defined in the Subcontract Pending Novation) (the “Subject Contract Amounts”), ASTC shall pay any such Subject Contract Amounts that may be remaining after reconciliations and settlements in accordance with Section D(2) over to Buyer on a bi-weekly basis, as provided in Section D(2).

Buyer hereby appoints ASTC, and ASTC hereby accepts such appointment, as Buyer’s agent, to bill and collect amounts payable to Buyer with respect to Contracts processed through the Financial Systems in accordance with the Billing and Collection Services. Notwithstanding the provisions of Section 8.01 of the Agreement, all notices, requests and other communications from ASTC to Buyer in connection with Billing and Collection Services shall be sent to the attention of Don M. White, Jr., 1515 Chaffee Drive, Titusville, Florida 32780.

ii.         Disbursement Services. ASTC shall perform the following payment services on behalf of the ASO Business (collectively, the “Disbursement Services”), subject in each case to the provisions of this Section D: (a) ASTC shall pay to the Covered Employees on behalf of Buyer salaries and bonuses minus any applicable withholdings, including Taxes, court-ordered garnishments and benefits-related withholdings (collectively, “Payroll Amounts”) payable to the Covered Employees as determined by ASTC in accordance with its performance of the HR/Payroll Support Services; (b) ASTC shall deposit on behalf of Buyer any amounts payable to 401(k) accounts of the Covered Employees as matching contributions (collectively, “401(k) Amounts”) as determined by ASTC accordance with its performance of the HR/Payroll Support Services; (c) ASTC shall pay to applicable Tax Authorities on behalf of Buyer any payroll taxes and garnishments (collectively, “Payroll Tax Amounts”) payable with respect to the Covered Employees as determined by ASTC in accordance with its performance of the HR/Payroll Support Services; (d) ASTC shall pay to governing authorities on behalf of the Buyer any court-ordered garnishments payable with respect to the Covered Employees as and when due

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(collectively, “Garnishment Amounts”); (e) ASTC shall pay to the Covered Employees on behalf of Buyer benefits payments (collectively, “Benefits Amounts”) payable to the Covered Employees as determined by ASTC in accordance with its performance of the HR/Payroll Support Services; (f) ASTC shall pay to the Covered Employees on behalf of Buyer travel expense reimbursements (collectively, “Reimbursement Amounts”) payable to Covered Employees as determined by ASTC in accordance with its performance of the ASTC Services; and (g) ASTC shall pay to third parties on behalf of Buyer accounts payable related to operational expenses of the ASO Business (including amounts payable to ASTC under this Agreement) as determined by ASTC in accordance with past practice of the ASO Business and as reflected as accounts payable in the Financial Systems (“Third Party Amounts,” and collectively with the Payroll Amounts, the 401(k) Amounts, the Payroll Tax Amounts, the Garnishment Amounts, the Benefits Amounts and the Reimbursement Amounts, the “Payable Amounts”). Except as otherwise provided herein, ASTC shall pay all Payable Amounts payable hereunder at such times and intervals and to such Persons and accounts as are consistent with the past practice of the ASO Business as performed by ASTC prior to the Closing. ASTC’s obligation to make payments under this Section D(1)(ii) shall, in each case, be subject to its receipt of cleared funds deposited by Buyer into a bank account designated in writing by ASTC (the “ASTC Account”) in no less than the amount of such payment to be made under this Section D(1)(ii). To the extent that such funds are insufficient to pay all Payable Amounts and Other Payables under this Section D, ASTC’s obligation to make payments under this Section D shall be in the following order of priority: first, all Payroll Amounts; second, all Benefits Amounts, 401(k) Amounts, Reimbursement Amounts, Payroll Tax Amounts and Garnishment Amounts; third, all Third Party Amounts; and fourth, all Other Payables; provided that, in each case, in the event that such funds are insufficient to satisfy all such amounts at any particular level of priority, then ASTC shall make payments on a pari passu basis within such level. For the avoidance of doubt, ASTC shall not be obligated to make Payable Amounts in excess of the funds available in the ASTC Account.

2.          Cash Settlement and Reconciliation.

i.            Bi-Weekly Settlement Report. Commencing on the second Tuesday following the Closing Date, no later than 12:00 p.m. Eastern time on Tuesday (or the next Business Day if Tuesday is not a Business Day) of every other week during the term of the Cash Management Services, ASTC shall provide to Buyer a bi-weekly cash settlement report (the “Bi-Weekly Settlement Report”) setting forth (a) all Subject Contract Amounts received into any ASTC bank account on behalf of Buyer since the prior two weeks’ Bi-Weekly Settlement Report (or, with respect to the first Bi-Weekly Settlement Report delivered hereunder, since the Closing Date), if any, minus (b) all Payable Amounts and Other Payables paid on behalf of Buyer, with the balance reported as the “Net Cash” result for the two weeks.

ii.         Bi-Weekly Payment by ASTC – Positive Net Cash. With respect to each Bi-Weekly Settlement Report, in the event the amount of Net Cash reflected in such Bi-Weekly Settlement Report is positive, then ASTC shall, no later than 5:00 p.m. Eastern time two (2) Business Days after such Bi-Weekly Settlement Report is due (the “True-Up Time”), deposit into a bank account designated in writing by Buyer an amount equal to such positive Net Cash; provided that if as of the True-Up Time there shall exist an Imprest Balance Deficiency, ASTC

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shall deduct and withhold from any payment of Net Cash otherwise payable to Buyer hereunder the amount of such Imprest Balance Deficiency (or such other amount as necessary to bring the Imprest Balance to the Initial Imprest Balance (as defined below)) and shall credit such withheld amount to Buyer’s Imprest Balance, and shall pay the remainder of such positive Net Cash amount (if any) to Buyer. If, after deducting the Imprest Balance Deficiency (or such other amount as necessary to bring the Imprest Balance to the Initial Imprest Balance) from the positive Net Cash amount, the Imprest Balance is less than the Initial Imprest Balance, then no later than the True-Up Time, Buyer shall deposit into the ASTC Account an amount equal to such shortfall such that the Imprest Balance shall equal the Initial Imprest Balance, and upon receipt of such payment ASTC shall increase the ASTC Account to reflect such deposit. For purposes hereof, “Imprest Balance Deficiency” shall mean, if the Imprest Balance is less than the Initial Imprest Balance, the amount by which the Initial Imprest Balance exceeds the Imprest Balance. In the event that Buyer shall fail to make such payment of the Imprest Balance Deficiency as provided above, then ASTC shall make payments pursuant to Section D(1)(ii) in accordance with the order of priority set forth in the last sentence of Section D(1)(ii).

In the event that ASTC shall fail to pay any amount payable to Buyer under this Section D(2)(ii) by the True-Up Time, then any such overdue amounts shall bear interest thereon from the next Business Day following the True-Up Time at a rate calculated daily on the basis of a year of 365/366 days using the per annum prime interest rate published from time to time in the Wall Street Journal (online version) plus two (2) percentage points until received, and ASTC shall pay, as additional fees, all reasonable costs and expenses incurred by Buyer in attempting to collect and collecting any amounts due to be paid to Buyer under this Section D(2)(ii), including all reasonable attorneys’ fees and expenses.

iii.         Bi-Weekly Payment by Buyer – Negative Net Cash. In the event that the amount of Net Cash reflected in the applicable Bi-Weekly Settlement Report is negative (such negative amount, the “Weekly Cash Shortfall”), then no later than the True-Up Time, Buyer shall deposit into the ASTC Account, an amount equal to the Weekly Cash Shortfall such that the Imprest Balance shall equal the Initial Imprest Balance. At the True-Up Time, Buyer shall deposit into the ASTC Account an amount equal to the aggregate amount withheld from the payroll of all Covered Employees attributable to the Covered Employees’ accounts under the ASTC Health Flexible Spending Account, which amount ASTC is authorized to pay to itself from the ASTC Account; provided that Buyer shall only be obligated to make such deposits through the last such payroll deduction taken in 2014 and no further deposits shall be required in respect of the ASTC Health Flexible Spending Account.

iv.         Term-End Reconciliation Report. Within 90 days following the end of the term of the Cash Management Services, ASTC shall provide to Buyer a reconciliation report relating to the performance by ASTC of the Cash Management Services (the “Term-End Reconciliation Report”). The Term-End Reconciliation Report shall detail all cash settlement transactions, reconciliation items and other applicable adjustments and all other transactions conducted by ASTC in connection with the Cash Management Services. On the second Business Day immediately following the delivery of the Term-End Reconciliation Report to Buyer, (a) ASTC shall deposit any amounts payable by ASTC to Buyer reflected in the Term-End Reconciliation Report into an account designated by Buyer, or (b) Buyer shall deposit any

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amounts payable by Buyer to ASTC reflected in the Term-End Reconciliation Report into an account designated by ASTC in the Term-End Reconciliation Report.

3.          Imprest Account. On the date hereof, Buyer shall deposit in the ASTC Account an amount equal to $275,000 (the “Initial Imprest Balance”) for the funding of the Payable Amounts in the manner disclosed in Section D(2)(ii) and Section D(2)(iii) as well as disbursements for amounts other than Payable Amounts contemplated to be paid by ASTC in Section D(1) and Section D(2) (such other disbursements, “Other Payables”). The balance of such ASTC Account shall be replenished or decreased from time to time (the current balance at any time following such replenishments or decreases, the “Imprest Balance”) in connection with (i) requests from Buyer that ASTC make disbursements from the Imprest Balance to pay Other Payables by submitting written instructions to ASTC, including the amount of the Other Payable disbursement, the requested timing of payment (which may be same day), the recipient of the Other Payable and the nature of the Other Payable in respect of the ASO Business, and (ii) the replenishment of the Imprest Balance pursuant to Section D(2) hereof; provided that in no event shall the Imprest Balance be required to exceed the Initial Imprest Balance. Upon receipt of such written instructions from Buyer with respect to the disbursement from the ASTC Account to pay Other Payables, ASTC shall make a disbursement from the ASTC Account to the designated recipient on behalf of Buyer on the terms notified in the disbursement request; provided that in no event shall ASTC be required to make any payment under this Section D(3) in excess of the then-existing Imprest Balance; and provided, further, that ASTC shall not have any obligation to make any disbursements under this Section D(3) other than for expenses or obligations of an operational nature with respect to the ASO Business.

4.          Cooperation. In connection with ASTC’s performance of the Cash Management Services, ASTC shall at all times during performance of the Cash Management Services hereunder: (i) provide Buyer with all projections of cash flow and any additional related reports reasonably requested by Buyer; and (ii) promptly inform Buyer regarding modifications to any Subject Contracts entered into during the term of the Cash Management Services, or any procedural or process changes for collections relating to the Subject Contracts during the term of the Cash Management Services.

E.           General Financial and Other Services

ASTC shall provide (or cause its Affiliates who provided such services to the ASO Business prior to Closing to provide) to Buyer, the following Services provided by ASTC and its Affiliates to the ASO Business as of immediately prior to the Closing Date, in each case in accordance with past practices, policies and internal controls of the ASO: time collection and labor distribution; accounts payable; purchasing; travel accounting; fixed assets; billing; collections, cash application and related accounting services; federal and state tax reporting; financial reporting; and Sarbanes-Oxley compliance and control services.

F.           Services Related to Financial Statements

ASTC shall provide (or cause its Affiliates who provided such services to the ASO Business prior to Closing to provide) to Buyer, timely and accurate trial balances, as such

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statements were provide provided by ASTC and its Affiliates to the ASO Business as of immediately prior to the Closing Date, in accordance with past practices, policies and internal controls of the ASO Business. To meet consolidation deadlines of Buyer, preliminary trial balances shall be provided to Buyer by close of business on the Wednesday following the last Sunday of each calendar month and completed trial balances shall be provided to Buyer by close of business on the Thursday following the last Sunday of each calendar month. For any fiscal year end, a preliminary trial balance shall be provided to Buyer by close of business one (1) day following the last day of the calendar year.  Completed trial balances shall be provided to Buyer by close of business two (2) days following the last day of the calendar year. For fiscal year end trial balances, reasonable estimates shall be used for accruing costs from the last Sunday of the calendar year through the last day of the calendar year.

G.           Services Related to Order and Backlog Reporting

ASTC shall maintain orders and backlog reporting in accordance with the Lockheed Martin policy attached as Schedule 1 to this Exhibit A.

H.           Information Technology and Telecommunications Services

ASTC shall provide (or cause its Affiliates who provided such Services to the ASO Business prior to Closing to provide) to Buyer support for the ASO Business with respect to the following matters (collectively, the “IT and Telecommunications Services”):

1.          Email Forwarding. ASTC shall work with Buyer’s Information Technology (“IT”) personnel to ensure that email forwarding services for the Transferred Employees are provided such that email sent to each Transferred Employee’s pre-Closing email address will be forwarded to his or her new Buyer email address.

2.          Website. ASTC shall transfer administrative responsibility of the ASO website to Buyer’s IT personnel. From and after the Closing, (i) ASTC shall include on its website a link to Buyer’s applicable website (as indicated to ASTC by Buyer) to direct visitors to Buyer’s website for all information and inquiries related to the ASO Business, and (ii) ASTC’s website shall comply in all respects with the terms of the Trademark License Agreement. ASTC shall transfer to Buyer ownership and registry administration of all domain names associated with the ASO Business.

3.          Internet Services and Telephone Systems. ASTC shall transition to Buyer all tw telecom holdings inc. (“TWTC”) administrative accounts related to internet circuits used for internet services and telephone systems of the ASO Business supplied by TWTC. Until such time as the TWTC administrative accounts have been transitioned to Buyer, ASTC shall continue to manage all TWTC internet connections.

4.          General IT Items. At the Closing, ASTC shall provide administrative accounts and passwords to all applicable Transferred Assets, including such Transferred Assets related to IT. For security purposes, such accounts and passwords shall be provided in a secure, password-protected manner, separately from the corresponding Transferred Assets.

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5.          System Modifications. Any ASTC IT infrastructure changes that may affect Buyer connectivity or business support shall be communicated by ASTC to Buyer in advance in order to mitigate any impacts to Buyer’s business operations.

I.           Information Security Services

ASTC shall continue to provide, consistent with the past practice of the ASO Business as performed by ASTC prior to the Closing, security services for all systems with respect to which Services are provided for the duration of the Agreement. ASTC shall promptly notify Buyer of any security events.

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SCHEDULE 1

ORDER AND BACKLOG REPORTING POLICY

Corporate Headquarters

Controller’s Manual Statement CMS-810

Revision No. 7

Effective: December 20, 2013

Copyright 2013 Lockheed Martin Corporation

Current policies and procedures are on the Lockheed Martin Intranet

Originally Issued: October 1, 1998

 Forecasting and Recording of Negotiated Orders and Negotiated Backlog

Controller’s Manual Statement Number: CMS-810

See CMS-001 for Information on Policy Exceptions and Issues that should be referred to the Office of the Vice President and Controller.

Table of Contents

This Controller’s Manual Statement (CMS) includes the following sections:

1.0 Overview of Policy	2
1.1 Introduction	2
1.2 Summary	2
1.3 Scope	2
2.0 Authoritative Guidance	2
3.0 Application of Policy	2
4.0 Presentation and Disclosure Considerations	4
5.0 Related Policies	4

The following appendix is part of this CMS:

Appendix A: Definitions

CMS-810 Forecasting and Recording of Negotiate Orders and Negotiated Backlog

December 20, 2013

1.0	Overview of Policy

1.1	Introduction:

It is the policy of Lockheed Martin to compile periodic financial reports of negotiated orders and negotiated backlog by companies and on a consolidated basis. This Controller's Manual Statement (CMS) establishes uniform standards for forecasting and recording negotiated orders and negotiated backlog.

1.2	Summary:

This CMS outlines the policy regarding the forecasting and recording of negotiated orders and negotiated backlog.

1.3	Scope:

It is the policy of Lockheed Martin to implement this policy through the issuance of a Controller’s Manual where Corporate guidance is deemed necessary or desirable to assure consistency of understanding and application throughout the Corporation.

2.0	Authoritative Guidance

This section is not applicable.

3.0	Application of Policy

The backlog data shall be submitted according to guidance from Corporate Financial Planning and Analysis.

Negotiated Orders

Record at the full sales value of the contractually authorized work (generally this is the price in $US stated in the contract; if denominated in a foreign currency, it is the price in foreign currency translated to $US using an exchange rate deemed to be conservative over the life of the contract or, if foreign currency hedging contracts have been arranged, at the hedged rate).

Where work has been authorized but a price has not been formally determined or negotiated, including Undefinitized Contract Actions (UCA), the order should be recorded at a conservative estimate of the contract value expected to be negotiated and adjusted up or down when a final value has been determined. Estimates should take into account the proposed value, history with the customer, availability of funding, and other factors, and be such that downward adjustments to previously recorded order values (i.e., negative orders) are avoided. Recording an order at less than 80% of the expected contract value requires prior approval of the Corporate Vice President, Financial Planning & Analysis or Corporate Vice President and Controller, if the proposed value ≥ $100M.

A definitive contract, notification of award, letter contract or purchase order shall be included in the backlog report in the gross amount stated therein and in the month in which the document is dated.

The following recognition criteria should be used:

CMS-810 Forecasting and Recording of Negotiate Orders and Negotiated Backlog

December 20, 2013

►	Basic Contracts - when formally executed, at the complete value of the scope of work authorized or required under the contract, exclusive of unexercised options.

►	Letter Contracts - when formally executed but only to the extent of obligated funds or the total value of the contract to which the "letter contract" refers.

►	Contract Changes and Amendments - based on formal customer direction (either change order or supplemental agreements).

►	Options - based on formal execution of the contract modification exercising the option.

►	Award Fee & Incentive Fees - based on a "best conservative estimate" of the value to be awarded over the contract term and reasonably consistent with the rate at which profit is being recognized (see CMS-301, Revenue and Cost Recognition).

►	Overruns - based on acknowledgment by the customer of an obligation and sufficient funds to pay the recorded amount.

►	Terminations – a negative order should be recognized when formal or constructive notification of a full or partial termination has been received from the customer. See Appendix A, Negative Orders.

►	Protests – if the customer authorizes work to proceed under an executed contract, UCA or letter contract and a protest is filed, record an order in accordance with the policy for the contract vehicle authorizing the work. If the contract is later terminated based on the results of the protest, record a negative order. If the protest prevents the customer from formally authorizing work to proceed, no order will be recognized until the protest is resolved and work is authorized under a formal contract action. Consult with the Corporate Vice President, Financial Planning &Analysis or the Corporate Vice President and Controller before recording an order under protest if the proposed value is ≥ $100M.

►	Underrun - see Appendix A, Negative Orders

►	Foreign Currency Translation – see Appendix A. Exchange rates shall be monitored quarterly as sales are recorded to assess the reasonableness of the translation rate used in the calculation of the remaining backlog. If an adjustment to backlog is necessary – to reflect a difference in translation rates between backlog as originally recorded versus the amount relieved through sales, or to revise the rate used to calculate the remaining backlog – the adjustment will be recorded as a positive or negative order.

►	Basic Ordering Agreement (BOA), Indefinite Delivery, Indefinite Quantity (IDIQ), Purchase Order (PO), or Government Wide Acquisition Contract (GWAC) – record at full expected sales value based on executed task orders, calls or releases, not estimated total value. The amount of any sales recorded in the current period against customers’ purchase orders, BOA, IDIQ or other authorizations which were not reflected in the negotiated backlog at the end of the prior period shall result in an increase in current period negotiated orders.

►	Precontract Costs / Financial Exposure Authorization (FEA) - work performed in anticipation of customer direction will not be included in contract value. Orders and sales will not be recorded until formal customer authorization is received.

CMS-810 Forecasting and Recording of Negotiate Orders and Negotiated Backlog

December 20, 2013

►	Multi-year Contracts - based on the total value of the multi-year contract. A multi-year contract is a contract established by the customer in order to obtain the benefit of economic order quantity (EOQ) pricing. Funding status is not relevant, as described below.

►	Funding - the funded amount in the contract, while limiting the customer’s obligation to pay, is generally not the value of the authorized work. Funding is not to be used as the value of an order. However, future funding risk is one of the factors, in addition to performance and other risks that may be considered when determining the appropriately conservative value of the order.

►	FMS and International Sales - these contracts generally need to receive regulatory approval before being recorded as an order.

►	Commercial Contracts - that are "pay as you go" in nature (i.e., service / usage contracts) shall not be included in backlog. In these situations, negotiated orders will equal sales for the period. Commercial contracts that include ‘buy-back” provisions (whereby the customer is granted the right to “sell” the ordered good or service back to the Corporation under certain conditions) shall not be included in orders or backlog until the rights under the buyback provision have expired.

►	Start-up Enterprises – orders and backlog from certain speculative or thinly capitalized start-up enterprises shall not be recorded until contractual funding to accompany a negotiated contractual work scope is received.

►	Joint Ventures and Affiliates – orders received from joint ventures and affiliates not controlled by Lockheed Martin, and the related backlog, are only to be recorded when contracts have been negotiated at arms-length and priced at fair value.

4.0	Presentation and Disclosure Considerations

This section is not applicable.

5.0	Related Policies

CMS-301 Revenue and Cost Recognition

CMS-900 Financial Statements

CMS-980 Foreign Currency Translation

CMS-810 Forecasting and Recording of Negotiate Orders and Negotiated Backlog

December 20, 2013

Appendix A: Definitions

Negotiated Order

A binding legal document such as a signed contract, a letter of award, notification of award, or a purchase order.

Negotiated Backlog

The value of negotiated orders received as defined by this CMS, net of sales and any negative orders.

The general formula for calculating negotiated backlog is:

Beginning Backlog
+	New Negotiated Orders
-	Sales
-	Negative Orders
+	Backlog Adjustments
=	Ending Negotiated Backlog

Negative Orders

The value of contract terminations, contract underruns other than Firm Fixed Price, foreign currency translation differences, and other adjustments as approved by the Vice President and Controller.

Backlog Adjustments

Additions or reductions to backlog associated with newly acquired or disposed businesses, respectively.

EXHIBIT B

BUYER SERVICES

A.           Benefit Administrative Services

Buyer shall provide (or cause its Affiliates who provided such services to ASTC prior to Closing to provide) to ASTC, benefit administrative services, including plan administrative services for all Covered Plans and the Astrotech 401(k) Employee Savings Plan (the “401(k) Plan”). Plan administrative services consist of claims resolution for ASTC employees in coordination with the broker of record, ETMG, qualifying event coverage changes, and monthly invoicing payment process (including segregation of billing between ASO and ASTC). Benefit administrative services also consist of COBRA administration for terminated ASTC employees and assistance with completion of the form ERM-14 required for ASTC’s go-forward insurance policy proposals.

Buyer shall also provide (or cause its Affiliates who provided such services to ASTC prior to Closing to provide) to ASTC assistance with audits of benefit plans, including the 2013 audit of the 401(k) Plan, the audit of the 401(k) Plan for 2014 (the “2014 401(k) Audit Service”) and the fiscal year 2014 Worker’s Compensation physical audit.

ASTC shall use commercially reasonable efforts to terminate all benefit administrative services provided in this Section A other than the 2014 401(k) Audit Service by January 31, 2015. ASTC shall use commercially reasonable efforts to terminate the 2014 401(k) Audit Service by August 31, 2015. Notwithstanding the foregoing, if a request for additional information is received or required by a Governmental Authority in connection with such Services, Buyer shall provide the Services required for so long as necessary to respond to such request.

B.           HR Support Services

Buyer shall provide (or cause its Affiliates who provided such services to ASTC prior to Closing to provide) to ASTC human resources support services consisting of (1) telephonic and email assistance and/or training with applicant tracking, posting positions, recruiting, sourcing candidates, new hire orientation and on-boarding, e-verify, performance management software, EEO data reporting, pre-employment background checks, pre-employment drug testing and other general HR-related matters, (2) new hire benefit selections and execution, (3) employee relations, (4) ADP HRIS systems, (5) transitional HR services, (6) worker’s compensation management of claims and (7) short term disability management of claims (including assisting ASTC employees with paperwork and interfacing as plan administrator between the provider and employee). ASTC shall use commercially reasonable efforts to terminate the Services set forth in this Section B by January 31, 2015.

C.           Transition Support Services

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During the term of this Agreement, it is understood that Buyer will use commercially reasonable efforts to obtain a professional employer organization by October 1, 2014. Upon Buyer’s request, Buyer shall provide (or cause its Affiliates who provided such services to the ASO Business prior to Closing to provide) advice and assistance to ASTC in connection with the transition to the professional employer organization hired by ASTC. ASTC shall use commercially reasonable efforts to terminate the Services set forth in this Section C by January 31, 2015.

D.           Services Related to Financial Reporting and Financial Statement Audits

Buyer shall provide (or cause its Affiliates who provided such services to ASTC prior to Closing to provide) to ASTC services related to financial reporting and financial statement audits. Financial reporting services include support related to revenue recognition and variance analysis specific to ASTC’s internal and external fiscal year 2014 financial statements which include the ASO Business, cost reconciliation and net working capital reconciliation in connection with the Asset Purchase Agreement. Services related to financial statement audits include support of PBC requests and closing comments from external auditors. ASTC shall use commercially reasonable efforts to terminate the Services set forth in this Section D by January 1, 2015.

E.           Services Related to Export Control

Buyer shall provide (or cause its Affiliates who provided such services to ASTC prior to Closing to provide) to ASTC telephonic or e-mail assistance related to clarification regarding transferred documents and information regarding the location of documents as well as information regarding historical processes used by ASTC prior to the Closing to the extent known. ASTC shall use commercially reasonable efforts to terminate the Services set forth in this Section E by January 1, 2015.

F.           ISO Support Services

Buyer shall provide (or cause its Affiliates who provided such services to ASTC prior to Closing to provide) to ASTC support and guidance relative to the certification of the 1st Detect product line to the ISO9001 standards. ASTC shall use commercially reasonable efforts to terminate the Services set forth in this Section F by January 1, 2015.

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